UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      May 29, 2009

MAINSTREET FINANCIAL CORPORATION
(Exact name of Registrant as specified in its Charter)

United States	000-52298	20-1867479
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

629 W. State Street, Hastings, Michigan	49058-1643
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (269) 945-9561

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

9	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
9	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
9	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
9	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective May 29, 2009, our wholly owned subsidiary, MainStreet Savings Bank, FSB (the “Bank”), consented to the issuance of a cease-and-desist order (“Order”) by the Office of Thrift Supervision (“OTS”) to address the OTS’s concerns regarding the financial condition of the Bank.  Among other things, the Order requires the Bank to: (1) increase its capital ratios to a core capital ratio of 8% and a total risk-based capital ratio of 12% within 90 days; (2) prepare a contingency plan for a merger, acquisition or liquidation of the Bank if it falls below adequately capitalized status; (3) limit its lending to one-to-four family residential real estate first lien, prime loans with a loan-to- value ratio of no more than 80% without private mortgage insurance, a principal amount of no more than $275,000, and conforming in all other respects with government-sponsored enterprise (GSE) or government agency purchase requirements, fully collateralized savings account loans, modifications of existing loans with no new disbursements of funds and other loans as approved by the OTS; (4) revise its business plan and liquidity management policy; (5) prepare and submit quarterly reports on classified assets; (6) limit its quarterly asset growth to net interest credited on deposit liabilities during the quarter (unless additional asset growth is permitted by the OTS); (7) obtain OTS approval prior to appointing any new director or senior executive officer; (8) enter into certain severance agreements or make certain severance payments only if they comply with 12 C.F.R. § 359; (9) receive OTS approval of any new, renewed or amended arrangements providing compensation or benefits to its directors and officers; (10) obtain OTS approval of all third-party contracts outside the normal course of business; and (11) provide the OTS with 30-days notice of all new transactions with affiliates.

The Order is included in Exhibit 10.12 to this Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

10.12	Consent Cease and Desist Order Issued Against MainStreet Savings Bank, FSB by the OTS

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MAINSTREET FINANCIAL CORPORATION

Date: May 29, 2009	By:	/s/ David L. Hatfield David L. Hatfield President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.12	Consent Cease and Desist Order Issued Against MainStreet Savings Bank, FSB by the OTS